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                                                                   EXHIBIT 10.10




                                December 5, 1994



Gregory A. LeVert
1355 Lakewood Drive
Lake Forest, IL  60045


Dear Greg:

         The purpose of this letter is to set forth our understanding as to the terms of your employment by LDDS Communications, Inc. (the "Company"). Upon and subject to the terms and conditions set forth below, the Company employs you as President of Business and Consumer Markets.

         1. DUTIES. During the Employment Period (as defined below), you shall perform such duties as may be assigned from time to time by the Board of Directors and/or the Chief Executive Officer of the Company. Subject to the direction and approval of the Board of Directors and the Chief Executive Officer of the Company and without limiting the generality of the foregoing, during the Employment Period you shall participate in the development and implementation of business policies and strategies for the Company and supervise the business and affairs of the Company and its subsidiaries to the extent the same directly relate to business and consumer markets. During the Employment Period, you shall exert your best efforts and devote your time, attention and energies on a full-time basis to the Company's business and the performance of your duties hereunder, and shall not engage in any other employment or business activities without the Company's prior written consent.

         2. TERM AND TERMINATION. The "Employment Period" shall be the period commencing on December 5, 1994, and ending on the effective date of any termination as hereinafter provided. The effective date of such termination is herein referred to as the "Date of Termination."
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Gregory A. LeVert
December 5, 1994
Page 2


                 (a) DEATH OR RETIREMENT. The Employment Period shall terminate at the time of your death or retirement after age 60 in accordance with the applicable policies of the Company.

                 (b) DISABILITY. In the event, by reason of physical or mental disability, as reasonably determined by the Company but not inconsistent with any applicable provisions of the Company's long-term disability policy in effect at the time of such determination, you are unable to perform the services required hereunder, the Employment Period shall terminate if and as directed by the Company in a notice to you. You shall submit to such medical or psychiatric examination and tests as may be necessary and reasonable to make a determination regarding disability.

                 (c) CAUSE. The Company may terminate the Employment Period for Cause, as of the date specified in a notice to you, in addition to such other rights or remedies as the Company may have under this agreement, at law or in equity. The term "Cause" shall include (i) default or breach by you of any provision of Section 5, below; (ii) an act or omission by you as a result of which you are charged with a criminal offense involving moral turpitude, dishonesty or breach of trust; (iii) your conviction of a felony or plea of guilty or nolo contendere with respect to a felony; (iv) willful misconduct by you which results in material injury or loss to the Company; or
(v) a right to discontinue your employment in order reasonably to comply with applicable laws and regulations or satisfy the orders, recommendations and/or requirements of any regulatory agency, body or official having jurisdiction.

                 (d) GOOD REASON. You may terminate the Employment Period for Good Reason by so notifying the Company in writing within 20 days after you are aware of the event constituting Good Reason, which termination shall be effective on the date four weeks after the Company's receipt of such notice from you, unless the Company elects a different effective date. For purposes hereof, the term "Good Reason" shall mean (i) the assignment without your consent, which consent shall not be withheld unreasonably, of continuing duties in material diminution of the duties initially assigned to you pursuant to this agreement other than for Cause; (ii) default by the Company in the performance of any of its material obligations hereunder including, but not limited to, the failure to pay any amount or provide any benefit required to be paid or provided to you hereunder when due, which default is not cured within a reasonable period after receipt by the Company of written notice from you regarding such default; (iii) failure by the Company other than for Cause to permit you to exercise in any material respect those rights and powers customarily associated with your position which failure is not cured within four weeks after receipt by the Company of written notice from you regarding such default; (iv) the occurrence of a Change of Control (as defined below);
(v) your removal (other than with your consent) as
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Gregory A. LeVert
December 5, 1994
Page 3


President of Business and Consumer Markets of the Company without Cause; (vi) any decrease in your gross annual base salary; or (vii) a disagreement by you, reasonably and in good faith, in any material respect with the Chief Executive Officer of the Company as to a significant management decision regarding the business and consumer markets of the Company or succession planning with respect to the Chief Executive Officer position of the Company followed by implementation of the Chief Executive Officer's decision in that regard contrary to your views, provided you gave written notice to the Chief Executive Officer of the Company as to such disagreement promptly after the occurrence thereof specifying the basis for your position and your intention to terminate the Employment Period for Good Reason if the Chief Executive Officer's decision is implemented contrary to your views.

                 (e) OTHER TERMINATION. The Company or you may terminate the Employment Period other than by reason of a basis set forth above by so notifying the other party in writing, which termination shall be effective on the date four weeks after receipt of such notice unless, in the case of termination by you, the Company elects a different effective date.

         3. COMPENSATION. As full compensation for your services hereunder, you shall receive and accept the following:

                 (a) A cash bonus in the amount of $250,000, subject to all required withholdings and deductions, payable promptly after the date of execution and delivery of this agreement.

                 (b) A grant of an option (the "Option") under the Company's Second Amended and Restated 1990 Stock Option Plan (the "Option Plan") to purchase from the Company up to 200,000 shares of its common stock (the "Common Stock") at an exercise price of $17.88 per share. The Option shall vest and, subject and pursuant to the provisions of the Option Plan, shall be exercisable to the extent of one-half (1/2) the number of shares of Common Stock originally covered thereby (the "Option Shares") on and after the date of execution and delivery of this agreement, one-fourth (1/4) of the Option Shares on and after January 1, 1996, and the remaining one-fourth (1/4) of the Option Shares on and after January 1, 1997, subject to appropriate adjustment pursuant to the Option Plan and provided, as to vesting of the Option Shares, you must be employed by the Company on the applicable vesting date. Notwithstanding the foregoing, the Option shall vest and, subject and pursuant to the provisions of the Option Plan and this agreement, shall be exercisable with respect to all of the Option Shares immediately upon (i) any Change of Control (as hereinafter defined) of the Company following the date hereof, (ii) any termination of the Employment Period by the Company by reason of your disability or without Cause, (iii) any termination of the Employment Period by you for Good Reason, or
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Gregory A. LeVert
December 5, 1994
Page 4


(iv) your death. The Option shall terminate on the date one year after (i) any termination of the Employment Period by the Company by reason of your disability or without Cause, (ii) any termination of the Employment Period by you for Good Reason, or (iii) your death, or as otherwise provided in the Option Plan or this agreement. The Option shall terminate and lapse as to any Option Shares which do not vest pursuant to the provisions hereof. The Option shall be evidenced by and be further subject to the provisions of the Company's standard form of agreement reflecting the current terms and conditions applicable to options granted under the Option Plan. For purposes hereof, a "Change of Control" shall mean any transaction or series of related transactions after the date hereof which result in (A) a transfer of more than fifty percent (50%) of the Common Stock by one or more shareholders of the Company, other than transfers pursuant to a merger or consolidation of the Company, (B) any sale of all or substantially all of the assets of the Company, or (C) any merger or consolidation of the Company with or into any other corporation, where more than fifty percent (50%) of the equity securities of the surviving or resulting corporation (by voting power) are directly or indirectly controlled by persons other than shareholders of the Company immediately prior to such merger or consolidation. All percentages referenced herein shall be determined on a fully diluted basis. The following transactions shall not constitute, or be considered in determining, a Change of
Control: (A) any acquisition of securities by the Company, or (B) any acquisition of securities by any employee benefit plan or related trust sponsored or maintained by the Company.

                 (c) A gross annual base salary in the amount of $420,000. Said salary shall be subject to all required withholdings and deductions, and shall be payable in accordance with the payroll practice of the Company in effect from time to time. On each anniversary of the date of this agreement, your salary shall be reviewed and adjusted on the basis of the salary levels of other executives of the Company, your position and performance and other criteria deemed relevant by the Company, provided such salary shall not be decreased other than for Cause.

                 (d) You shall be eligible to participate during the Employment Period in any benefit plans and programs of the Company available generally to its employees, subject to and in accordance with the criteria (including, without limitation, discretionary features) applicable thereto. In that regard, and without limiting the foregoing sentence, it is anticipated that initially your cash bonus and award of employee stock options (in addition to the Option) shall be approximately $400,000 and 100,000 shares, respectively, on a per annum basis. You shall be included during the Employment Period in any directors' and officers' liability insurance maintained by the Company, subject to any requirements of the insurer.
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Gregory A. LeVert
December 5, 1994
Page 5


         4. SEVERANCE. Upon termination of the Employment Period, you shall be entitled to the following, in full satisfaction of any and all obligations to you as a result of or arising out of this agreement, the employment relationship or the termination thereof:

                 (a)      in the event of termination of the Employment Period
(i) by the Company other than for Cause, (ii) by reason of your death, or (iii) by you for Good Reason, subject to the conditions specified below:

                          (A)     payment of your unpaid base salary through
the Date of Termination, payable within 30 days after the Date of Termination;

                          (B)     your benefits accrued and not paid or
provided as of the Date of Termination under any plan or program applicable to your employment hereunder, determined and provided in accordance with the terms thereof;

                          (C)     without duplicating any of the foregoing, an
amount equal to two times the amount of your annual base salary in effect immediately prior to the Date of Termination (in no event shall such amount be less than $840,000, representing two times $420,000), plus two times the amount of the annual bonus paid to you with respect to the most recent calendar year ending on or prior to the Date of Termination or, in the event of termination prior to the determination of the first such annual bonus, an aggregate of $800,000 as the bonus component (representing two times a deemed annual bonus of $400,000), payable within 30 days after the Date of Termination;

                          (D)     other than in the case of termination by
reason of your death, in which case the Company's standard policies or applicable law regarding dependent coverage shall apply, for a period not to exceed six months following the Date of Termination (which period shall apply toward any COBRA continuation rights), the Company shall pay the premiums for your health and disability insurance coverage provided from time to time at or after the Date of Termination by the Company, subject to payment by you of any amounts which you would be required to pay if employed by the Company including, but not limited to, amounts payable with respect to dependent coverage, provided such obligation of the Company shall terminate upon your becoming eligible for health and/or disability coverage from a new employer; or

                 (b) in the event of termination of the Employment Period on any basis other than those specified in the preceding Subsection 4(a), the payment and benefits specified in the preceding clauses (A) and (B) of Subsection 4(a).
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Gregory A. LeVert
December 5, 1994
Page 6


         All payments, benefits and other obligations pursuant to the foregoing shall be subject to the withholding and other requirements of applicable law and, in the case of Subsection 4(a), to the following conditions:

                          (i)     you or, in the event of termination by reason
of your death, the representative of your estate shall execute and deliver to the Company on or before the Date of Termination, a document in form and substance reasonably satisfactory to the Company (A) accepting such payments and benefits in full satisfaction of any and all claims which you (or your estate) may have against the Company, its affiliates or any of their respective agents, directors, shareholders, officers or employees, and (B) releasing the foregoing from any and all claims, injuries and damages arising out of or by reason of your employment, the termination thereof or any conduct affecting your employment, or based upon this agreement or any custom, practice or policy of the Company or any of the Company's affiliates (exclusive of the obligation to make the payments and provide the benefits set forth in this agreement); and

                          (ii)    you shall provide consultation, cooperation
and assistance as and when reasonably requested with respect to matters in or of which you were involved or had knowledge during your employment and keep the Company advised of an address and telephone number where you may be reached.

         5. COVENANTS. (a) NON-COMPETITION AND CONFIDENTIALITY. You acknowledge and agree as follows:

                          (i)     For purposes hereof, all information about
documents pertaining to the business, operations, activities and affairs of the Company and/or its affiliates and any of their respective customers and suppliers obtained by you during your employment by the Company constitute "Confidential Information." You acknowledge that you will have access to Confidential Information and that improper use or disclosure of the same could cause serious injury to the business and business relationships of the Company, its affiliates and others. Accordingly, you agree to keep confidential all Confidential Information which shall have come or shall hereafter come into your possession, that you will not use the same for your own benefit or directly or indirectly for the benefit of others, and that you will not disclose such Confidential Information to any other person without the Company's prior written consent, in each case, whether during or after termination of the Employment Period. For purposes hereof, "Confidential Information" shall not include any information which is or becomes generally available to the public through no fault of yours. Nothing contained herein shall preclude disclosure of Confidential Information to the extent required by legal process, provided you notify
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Gregory A. LeVert
December 5, 1994
Page 7


the Company in writing a reasonable time prior to such disclosure and cooperate in obtaining a protective order or other appropriate remedy, as determined by the Company.

                          (ii)    You recognize that you may possess
confidential information and trade secrets about other employees of the Company and/or its affiliates relating to their education, experience, skills, abilities, salary and benefits, and interpersonal relationships with customers and suppliers of the Company and/or its affiliates. You further recognize that such information is not generally known, is of substantial value to the Company and/or its affiliates in securing and retaining customers and suppliers, and will be acquired by you because of your employment. Accordingly, you shall not, directly or indirectly, solicit or induce any person who is, or was within six months prior to any contemplated solicitation or inducement, employed by the Company and/or any of its affiliates to leave such employment or to enter the employment of any other person or entity.

                          (iii)   For purposes hereof, "Business" means the
direct or indirect origination, transmission, and/or termination of voice and data messages; the provision of long distance telecommunications services; the provision of operator services and/or billing and collection services with respect to long distance telecommunications; the provision of local telephone services; the provision of related services; and consulting with respect to or arranging for any such origination, transmission, termination or services; or any of the above. You hereby agree, without limiting any other provision in this Subsection 5(a), that you will not, directly or indirectly, during the Employment Period and for a period of two (2) years following termination of the Employment Period, (A) own, manage, operate, control, be employed or engaged by or otherwise participate or have any interest in any person or entity which is engaged in, or otherwise engage in, the Business in any state in the United States, or (B) solicit, divert, take away, interfere with or disrupt relationships with, or attempt to do any of the foregoing with respect to, any customer, supplier, employee, independent contractor, agent or representative of the Company or its affiliates. Nothing contained in Subsection 5(a)(iii)(A) shall (A) limit your right as an investor to make and hold passive investments in investment securities aggregating not more than 1% of the issued and outstanding securities of any corporation that is registered on a national securities exchange or admitted to trading privileges thereon or actively traded on a generally recognized over-the-counter market, or (B) preclude, after termination of the Employment Period, your being employed by a person or entity engaged in the Business other than AT&T Communications, Inc., MCI Telecommunications Corporation, US Sprint Corporation, a Regional Bell Operating Company or any successor or affiliate of the foregoing, or your ownership of any interest in a person or entity engaged in the Business that together with its affiliates has less than $50 million in annual gross revenues at the time of your acquisition of such interest.
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Gregory A. LeVert
December 5, 1994
Page 8



         The provisions of the foregoing Subsections 5(a)(ii) and (iii) shall not apply in the event of termination of the Employment Period (i) by the Company other than by reason of your disability or for Cause, or (ii) by you for Good Reason.

                 (b) INVENTIONS. You agree to transfer and assign to or as directed by the Company your entire right, title and interest in and to any or all inventions, enhancements, modifications, designs, discoveries, improvements or ideas which you may develop, either solely or jointly with others, during the Employment Period and for a period of sixty (60) days thereafter, which relate in any way to the business, products, properties or services of the Company or its affiliates, together with all copyrights, patents, trademarks or other property rights with respect thereto. You agree to disclose immediately to the Company any invention, enhancement, modification, design, discovery, improvement or idea developed during said period and to execute and deliver to the Company, without further compensation, such documents as may be necessary or desirable for the Company to acquire a copyright, patent, trademark or other property right with respect thereto and to transfer and assign to the Company your entire right, title and interest therein.

                 (c) LITIGATION. You agree that during the Employment Period and thereafter, at the Company's expense, you shall do all things including, but not limited to, the giving of evidence in suits and other proceedings, which the Company shall deem necessary or proper to obtain, maintain or assert rights accruing to, and defend claims against, the Company or its affiliates in connection with which you have knowledge, information or expertise.

                 (d) RETURN OF PROPERTY. Upon termination of the Employment Period, you shall deliver to the Company all documents, records, books, materials, software, diskettes, keys, financial information, business plans, operating results and other property belonging or relating to the Company or its affiliates, and you shall not retain any copies thereof.

         6. RIGHTS AND REMEDIES. We agree that the services to be rendered by you are special, unique and of an extraordinary character. Accordingly, in the event of the breach or threatened breach by you of any of the provisions of this agreement, the Company, in addition and as a supplement to such other rights and remedies as may exist in its favor, shall be entitled to injunctive relief against any act which would violate any of the provisions of this agreement. In the event any provision hereof is held to be unenforceable by any court of competent jurisdiction, it is agreed and understood that this agreement shall be deemed amended and construed in a manner that the provisions hereof are enforceable to the fullest extent permitted by applicable law. The Company shall be entitled to recover from you all costs and expenses including, but not limited to, attorneys' fees and court costs, incurred by the Company as a result or arising out of
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Gregory A. LeVert
December 5, 1994
Page 9


any breach or threatened breach under or pursuant to this agreement, in addition to such other rights or remedies as the Company may have under this agreement or any other agreement, at law or in equity. This agreement shall not supersede or be in lieu of any other agreement or provision (at law, in equity or otherwise) restricting activities referenced herein or granting rights or remedies in favor of the Company but shall be in addition to any such other restrictions, rights or remedies.

         7. MODIFICATION. Except as otherwise provided herein, no modification, amendment or waiver of any of the provisions of this agreement shall be effective unless made in writing and signed by the party to be charged.

         8. ENTIRE AGREEMENT. Other than with respect to the Company's policies, rules and standards of general applicability in effect from time to time, which shall be binding upon you, this agreement constitutes our entire agreement with respect to your employment and the compensation therefor. This agreement replaces and supersedes all prior agreements or understandings regarding such subject matter, if any.

         9. WAIVER. The failure to enforce at any time any of the provisions of this agreement or to require at any time performance by any party hereto of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this agreement, or any part hereof, or the right of each party hereto thereafter to enforce each and every provision in accordance with the terms of this agreement.

         10. BINDING EFFECT. This agreement shall be binding upon and shall inure to the benefit of the Company and any successor or assignee of the Company. This agreement also shall be binding upon and shall inure to the benefit of you and your heirs, executors and legal representatives; provided, the services to be performed by you hereunder are personal in nature and, therefore, you may not assign your rights or delegate your obligations hereunder and any attempted or purported assignment or delegation by you shall be null and void.

         11. GOVERNING LAW AND CONSENT TO JURISDICTION. This agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with the internal laws of, the State of Mississippi, and you consent to the jurisdiction of the courts of the State of Mississippi with respect to any dispute, controversy or other matter relating to or arising out of this agreement.

         12. SURVIVAL. The provisions of Sections 4 through 15 hereof shall survive the termination of the Employment Period.
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Gregory A. LeVert
December 5, 1994
Page 10


         13. SECTION HEADINGS. The section headings contained in this agreement are for reference purposes only and shall not in any way affect the meaning, substance or interpretation of this agreement.

         14. COUNTERPARTS. This agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.
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Gregory A. LeVert
December 5, 1994
Page 11


         15. NONCONTRAVENTION. You hereby represent, warrant and covenant that you have the right to enter into this agreement without breaching or violating any other agreement or obligation or giving rise to a fee or other payment to a third party, that you are not a party to any agreement or understanding whether or not written which would prohibit or interfere with the performance of your obligations under this agreement and that you will not use in the performance of your obligations hereunder any proprietary information of any third party which you are legally prohibited from using.


         If the foregoing is consistent with your understanding of the terms of your employment and acceptable, please so indicate by signing a copy of this letter where indicated below and return the same to me.

                                        Sincerely,

                                        LDDS COMMUNICATIONS, INC.


                                        By:
                                            ------------------------------
                                            Bernard J. Ebbers, President


         The undersigned has reviewed and understands the foregoing (including, but not limited to, the provisions of Sections 5 and 15), has had an opportunity to discuss the same with his own counsel and accepts and agrees to the foregoing as of the date of this letter.

                                        --------------------------------------
                                        Gregory A. LeVert